Exhibit 99.3

Audited Consolidated Financial Statements of HealthTronics, Inc.

Contents

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements	2
Consolidated Financial Statements
Consolidated Statement of Income for the year ended December 31, 2009	3
Consolidated Balance Sheet as of December 31, 2009	4
Consolidated Statement of Cash Flows for the year ended December 31, 2009	6
Consolidated Statement of Changes in Stockholders’ Equity for the year ended December 31, 2009	5
Notes to Consolidated Financial Statements	8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

of HealthTronics, Inc.:

We have audited the accompanying consolidated balance sheet of HealthTronics, Inc. and subsidiaries as of December 31, 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HealthTronics, Inc. and subsidiaries at December 31, 2009, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note B to the consolidated financial statements, the Company changed its method of accounting for business combinations with the adoption of the guidance originally issued in FASB Statement No. 141(R), Business Combinations (codified in FASB ASC Topic 805, Business Combinations) effective January 1, 2009.

/s/ Ernst & Young LLP

Austin, Texas

March 8, 2010

HEALTHTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

($ in thousands, except per share data)	Year Ended December 31, 2009
Revenues	$185,330
Cost of revenues (exclusive of depreciation and amortization shown separately below)	90,660

Gross profit	94,670

Operating expenses:
Selling, general and administrative	24,046
Depreciation and amortization	14,544

Total operating expenses	38,590

Operating income	56,080

Other income (expenses):
Interest and dividends	101
Interest expense	(1,576)

(1,475)

Income from continuing operations before provision for income taxes	54,605

Provision for income taxes	2,837

Consolidated net income (loss)	51,768

Less: Net income attributable to noncontrolling interest	(55,684)

Net loss attributable to HealthTronics, Inc.	$(3,916)

Basic earnings per share attributable to HealthTronics, Inc.:
Loss from continuing operations	$(0.10)
Loss from discontinued operations	—

Net loss attributable to HealthTronics, Inc.	$(0.10)

Weighted average shares outstanding	39,135

Diluted earnings per share attributable to HealthTronics, Inc.:
Loss from continuing operations	$(0.10)
Loss from discontinued operations	—

Net loss attributable to HealthTronics, Inc.	$(0.10)

Weighted average shares outstanding	39,135

See accompanying notes to consolidated financial statements.

HEALTHTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

($ in thousands)	December 31, 2009

ASSETS

Current assets:
Cash and cash equivalents	$8,412
Accounts receivable, less allowance for doubtful accounts of $2,722	32,580
Other receivables	1,207
Prepaid expenses and other current assets	3,306
Inventory	12,498

Total current assets	58,003

Property and equipment:
Equipment, furniture and fixtures	60,696
Building and leasehold improvements	9,139

69,835
Less accumulated depreciation and amortization	(36,954)

Property and equipment, net	32,881

Other investments	1,850
Goodwill	103,282
Intangible assets, net	48,993
Other noncurrent assets	4,110

$249,119

LIABILITIES

Current liabilities:
Current portion of long-term debt	$2,556
Accounts payable	4,679
Accrued expenses	13,130

Total current liabilities	20,365

Long-term debt, net of current portion	45,963
Other long term obligations	3,373
Deferred income taxes	6,002

Total liabilities	75,703

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 30,000,000 shares authorized: none outstanding
Common stock, no par value, 70,000,000 shares authorized: 47,556,430 shares issued and 45,584,108 shares outstanding
226,722
Accumulated deficit	(91,768)
Treasury stock, at cost, 1,972,322 shares	(4,564)

Total HealthTronics, Inc. shareholders’ equity	130,390
Noncontrolling interest	43,026

Total Equity	173,416

$249,119

See accompanying notes to consolidated financial statements.

HEALTHTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

For the year ended December 31, 2009

($ in thousands, except share data)	Issued Common Stock		Accumulated Earnings	Treasury Stock		Non- Controlling	Total
	Shares	Amount	(Deficit)	Shares	Amount	Interest
Balance, December 31, 2008	39,494,314	211,667	(87,852)	(1,876,108)	(4,443)	47,723	167,095
Net income	—	—	(3,916)	—	—	55,684	51,768
Distributions paid to noncontrolling interest	—	—	—	—	—	(62,388)	(62,388)
Sale of subsidiary interest to noncontrolling interest	—	—	—	—	—	5,324	5,324
Purchase of subsidiary interest from noncontrolling interest	—	(1,162)	—	—	—	(3,317)	(4,479)
Issuance of stock for acquisitions	7,398,396	13,217	—	—	—	—	13,217
Purchase of treasury stock	—	—	—	(51,714)	(121)	—	(121)
Share-based compensation	663,720	3,000	—	(44,500)	—	—	3,000

Balance, December 31, 2009	47,556,430	$226,722	$(91,768)	(1,972,322)	$(4,564)	$43,026	$173,416

See accompanying notes to consolidated financial statements.

HEALTHTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)	Year Ended December 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Fee and other revenue collected	$187,828
Cash paid to employees, suppliers of goods and others	(112,618)
Cash paid for acquisition related costs	(10,458)
Interest received	101
Interest paid	(1,517)
Taxes paid	(1,396)
Discontinued operations	—

Net cash provided by operating activities	61,940

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of entities, net of cash acquired	(3,528)
Purchases of equipment and leasehold improvements	(11,702)
Proceeds from sales of assets	1,125
Other	(31)
Discontinued operations	—

Net cash used in investing activities	(14,136)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	12,997
Payments on notes payable, exclusive of interest	(10,986)
Distributions to noncontrolling interest	(62,020)
Contributions by noncontrolling interest, net of buyouts	(2,116)
Purchase of treasury stock	(121)
Discontinued operations	—

Net cash used in financing activities	(62,246)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(14,442)
Cash and cash equivalents, beginning of year	22,854

Cash and cash equivalents, end of year	$8,412

See accompanying notes to consolidated financial statements.

HEALTHTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS (continued)

($ in thousands)	Year Ended December 31, 2009
Reconciliation of net income to net cash provided by operating activities:
Net income	$51,768
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	14,544
Provision for uncollectible accounts	522
Provision for deferred income taxes	2,647
Non-cash share-based compensation	3,000
Other	295
Changes in operating assets and liabilities, net of effect of purchase transactions:
Accounts receivable	(526)
Other receivables	250
Inventory	3,344
Other assets	608
Accounts payable	(5,665)
Accrued expenses	(8,847)

Total adjustments	10,172

Net cash provided by operating activities	$61,940

SUPPLEMENTAL INFORMATION OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
At December 31, the Company had accrued distributions payable to noncontrolling interests. The effect of this transaction was as follows:
Current liabilities increased by	$40
Noncontrolling interest decreased by	40

In 2009, the Company acquired three cryosurgical partnerships and a company that manufactures devices, consumables and provides related services for the cryosurgical industry. The net assets and liabilities acquired were as follows:

Current assets increased by	14,766
Noncurrent assets increased by	13,160
Goodwill increased by	9,662
Current liabilities increased by	16,810
Other long-term obligations increased by	1,443

See accompanying notes to consolidated financial statements.

HEALTHTRONICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. ORGANIZATION AND OPERATION OF THE COMPANY

We provide healthcare services and medical devices, primarily for the urology community.

Lithotripsy Services. Our lithotripsy services are provided principally through limited partnerships and other entities that we manage, which use lithotripsy devices. In 2009, physicians who are affiliated with us used our lithotripters to perform approximately 50,000 procedures in the U.S. We do not render any medical services. Rather, the physicians do.

As the general partner of limited partnerships or the manager of other types of entities, we also provide services relating to operating our lithotripters, including scheduling, staffing, training, quality assurance, regulatory compliance, and contracting with payors, hospitals, and surgery centers.

Prostate treatment services. We provide treatments for benign and cancerous conditions of the prostate. In treating benign prostate disease, we deploy three technologies: (1) photo-selective vaporization of the prostate (PVP), (2) trans-urethral needle ablation (TUNA), and (3) trans-urethral microwave therapy (TUMT) in certain partnerships. All three technologies apply an energy source which reduces the size of the prostate gland. For treating prostate and other cancers, we use a procedure called cryosurgery, a process which uses a double freeze thaw cycle to destroy cancer cells. In April 2008, we acquired Advanced Medical Partners, Inc. (“AMPI”), which significantly expanded our cryosurgery partnership base. In July 2009, we acquired Endocare, Inc. (“Endocare”) which is a medical device company focused on developing, manufacturing and selling cryoablation products. Our prostate treatment services are also provided principally through limited partnerships and other entities that we manage, which use equipment to perform the treatments. Benign prostate disease and cryosurgery cancer treatment services are billed in the same manner as our lithotripsy services under either retail or wholesale contracts. We also provide services relating to operating the equipment, including scheduling, staffing, training, quality assurance, regulatory compliance and contracting.

Radiation therapy services. We also provide image guided radiation therapy (IGRT) technical services for cancer treatment centers. Our IGRT technical services may relate to providing the technical (non-physician) personnel to operate a physician practice group’s IGRT equipment, leasing IGRT equipment to a physician practice group, providing services related to helping a physician practice group establish an IGRT treatment center, or managing an IGRT treatment center.

Anatomical pathology services. We also provide anatomical pathology services primarily to the urology community. We have one pathology lab located in Georgia, Claripath Laboratories, that provides laboratory detection and diagnosis services to urologists throughout the United States. In addition, in July 2008, we acquired Uropath LLC, which managed pathology laboratories located at Uropath sites for physician practice groups located in Texas, Florida and Pennsylvania. Through Uropath, we continue to provide administrative services to in-office pathology labs for practice groups and provide pathology services to physicians and practice groups with our lab equipment and personnel at our Uropath laboratory sites.

Medical products manufacturing, sales and maintenance. We, through our Endocare acquisition, manufacture and sell medical devices focused on minimally invasive technologies for tissue and tumor ablation through cryoablation, which is the use of lethal ice to destroy tissue, such as tumors, for therapeutic purposes. We develop and manufacture these devices for the treatment of prostate and renal cancers and we believe that our proprietary technologies have broad applications across a number of markets, including the ablation of tumors in the lung and liver and palliative intervention (treatment of pain associated with metastases). We also manufacture the related spare parts and consumables for these devices. We also sell and maintain lithotripters and related spare parts and consumables.

We are headquartered in Austin, Texas and provide urology services in approximately 46 states.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued accounting guidance contained within ASC 810, Consolidation , (“ASC 810”), regarding noncontrolling interests, (formerly SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements). ASC 810 requires companies to report a noncontrolling interest in a subsidiary as equity. Additionally, companies are required to include amounts attributable to both the parent and the noncontrolling interest in the consolidated net income and provide disclosure of net income attributable to the parent and to the noncontrolling interest on the face of the consolidated statement of income.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

The consolidated financial statements include our accounts, our wholly-owned subsidiaries, and entities more than 50% owned and limited partnerships or LLCs where we, as the general partner or managing member, exercise effective control, even though our ownership is less than 50%. The related governing agreements provide us with broad powers. The other parties do not participate in the management of the entity and do not have the substantial ability to remove us. Investment in entities in which our investment is less than 50% ownership and we do not have significant control are accounted for by the equity method if ownership is between 20%–50%, or by the cost method if ownership is less than

20%. We have reviewed each of the underlying agreements and determined we have effective control; however, if it was determined this control did not exist, these investments would be reflected on the equity method of accounting. Although this would change individual line items within our consolidated financial statements, it would have no effect on our net income and/or total stockholders’ equity attributable to common shareholders.

Cash Equivalents

We consider as cash equivalents demand deposits and all short-term investments with a maturity at date of purchase of three months or less.

Property and Equipment

Property and equipment are stated at cost. Major betterments are capitalized while normal maintenance and repairs are charged to operations. Depreciation is computed by the straight-line method using estimated useful lives of three to twenty years. Leasehold improvements are generally amortized over ten years or the term of the lease, whichever is shorter. When assets are sold or retired, the corresponding cost and accumulated depreciation or amortization are removed from the related accounts and any gain or loss is credited or charged to operations. Depreciation expense for property and equipment was $11,678,000 for the year ended December 31, 2009.

Impairment of long-lived assets

We review long-lived assets, other than goodwill and other intangible assets with indefinite lives, for impairment whenever facts and circumstances indicate that the carrying amounts of the assets may not be recoverable. An impairment loss is recognized only if the carrying amount of the asset is not recoverable and exceeds its fair value. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to the estimated undiscounted future net cash flows expected to be generated by the asset. If the asset’s carrying value is not recoverable, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds its fair value. We determine fair values by using a combination of comparable market values and discounted cash flows, as appropriate.

Goodwill and Other Intangible Assets

Impairments of goodwill and other intangible assets are both a critical accounting policy and estimate that require judgment and are based on assumptions of future operations. We are required to test for impairments at least annually or if circumstances change that would reduce the fair value of a reporting unit below its carrying value. We test for impairment of goodwill during the fourth quarter. The fair value of each reporting unit was estimated using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. Because we have recognized goodwill based solely on our controlling interest, the fair value of each reporting unit also relates only to our controlling interest. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying value of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit. Both the income approach and the market approach require significant assumptions to determine the fair value of each reporting unit. The significant assumptions used in the income approach include estimates of our future revenues, profits, capital expenditures, working capital requirements, operating plans, industry data, and other relevant factors. The significant assumptions utilized in the market approach include the determination of appropriate market comparables, the estimated multiples of revenue, EBIT and EBITDA, and the estimated control premium a willing buyer is likely to pay.

Revenue Recognition

Our fees for urology services are recorded when the procedure is performed and are based on a contracted rate with a hospital (wholesale contract) or based on a contractual rate with commercial insurance carriers (retail contract), individual or state and federal health care agencies, net of contractual fee reduction. Management fees from limited partnerships are recorded monthly when earned. Distributions from cost basis investments are recorded when received and totaled $1,566,000 in 2009.

Sales of medical devices including related accessories (which started in February 2004 with the acquisition of Medstone International, Inc. (“Medstone”)) are recorded when delivered to the customer and any trial period ends. There are no post-shipment obligations after revenue is recognized except a possible maintenance equipment contract. If the sale includes maintenance services over a period of time, we defer the fair value of the maintenance services and recognize it ratably over the contract period. Fair value of undelivered elements is determined based on prices when the items are sold separately. Licensing fees (which started with the acquisition of Medstone in February 2004) are recorded when the related lithotripsy procedure is performed on the equipment we sold to third parties; leasing fees and revenues from maintenance contracts are recorded monthly as the related services are provided; sales of consumable products are recorded when delivered to the customer.

We provide anatomical pathology services primarily to the urology market place. Revenues from these services are recorded when the related laboratory procedures are performed. IGRT technical services are billed monthly and the related revenues are recognized as the related services are provided.

Major Customers and Credit Concentrations

For the year ending December 31, 2009, we had no customers who exceeded 10% of consolidated revenues. Concentrations of credit risk with respect to cash relate to deposits held with banks in excess of insurance provided. Generally, these deposits may be redeemed upon demand and, therefore, in the opinion of management, bear minimal risk. Concentrations of credit risk with respect to receivables are limited due to the wide variety of customers, as well as their dispersion across many geographic areas. Other than as disclosed below, we do not consider ourselves to have any significant concentrations of credit risk. At December 31, 2009, approximately 18% relate to units in New York, 10% of accounts receivable relate to units operating in Texas, 8% relate to units operating in Georgia, 6% relate to units operating in Florida, 6% relate to units operating in Indiana, 6% relate to units operating in Pennsylvania, 5% relate to units in Louisiana, and 5% relate to units in Minnesota.

Income Tax

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Accounts Receivable

Accounts receivable are recorded based on revenues, net of contractual fee reductions and less an estimated allowance for doubtful accounts. The allowance for doubtful accounts is based on our assessment of the collectability of customer accounts. We regularly review the allowance by considering factors such as historical experience, credit quality, age of the accounts receivable balances, and current economic conditions that may affect a customer’s ability to pay. The following is a summary of accounts receivable allowances:

($ in thousands)	Balance at Beginning of Year	Costs and Expenses	Deductions	Other	Balance at End of Year
Allowance for Doubtful Accounts:

2009	$2,485	$771	$(249)	$(285)	$2,722

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using the average cost method and the first-in, first-out method. Certain components that meet our manufacturing requirements are only available from a limited number of suppliers. The inability to obtain components as required or to develop alternative sources, if and as required in the future, could result in delays or reduction in product shipments, which in turn could have a material adverse effect on our manufacturing business, financial condition and results of operations.

As of December 31, 2009 , inventory consists of the following:

($ in thousands)	December 31, 2009
Raw Materials	$7,381
Work in process	414
Finished Goods	4,703

$12,498

Stock-Based Compensation

On January 1, 2006, we adopted ASC 718, Stock Compensation (“ASC 718”), (formerly SFAS 123(R), Share-Based Payment ), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including stock option grants based on estimated fair values. ASC 718 requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the award’s portion that is ultimately expected to vest is recognized as expense over the requisite service periods. Prior to the adoption of ASC 718, we accounted for share-based awards to employees and directors using the intrinsic value method. Under the intrinsic value method, share-based compensation expense was only recognized by us if the exercise price of the stock option was less than the fair market value of the underlying stock at the date of grant.

Under ASC 718, nonvested stock awards are awards that the employee has not yet earned the right to sell and are subject to forfeiture if the terms of service are not satisfied. These awards should be measured based on the market prices of otherwise identical (i.e., identical except for the vesting condition) common stock at the grant date. A nonvested equity share awarded to an employee shall be measured at its fair value as if it were vested and issued on the grant date. The vesting restrictions are taken into account by recognizing compensation cost only for awards for which the employee has rendered the requisite service (i.e., vested).

We have elected to use the modified prospective application method whereby ASC 718 applies to new awards, the unvested portion of existing awards and to awards modified, repurchased or canceled after the effective date.

Debt Issuance Costs

We expense debt issuance costs as incurred.

Advertising costs

Costs related to advertising are expensed as incurred.

Research and Development

Research and development costs are expensed as incurred and are not material in any of the periods presented.

Estimates Used to Prepare Consolidated Financial Statements

Management uses estimates and assumptions in preparing financial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing the consolidated financial statements.

Earnings Per Share

Basic earnings per share is based on the weighted average shares outstanding without any dilutive effects considered. Diluted earnings per share reflects dilution from all contingently issuable shares, including options and non-vested stock awards. A reconciliation of such earnings per share data is as follows:

(In thousands, except per share data)	Net Loss	Wtd. Avg. No. of Shares	Per Share Amounts
For the year ended December 31, 2009

Basic	$(3,916)	39,135	$(0.10)
Effect of dilutive securities:
Options and non-vested shares		—	—

Diluted	$(3,916)	39,135	$(0.10)

Unexercised employee stock options and non-vested shares to purchase 3,699,000 shares of our common stock as of December 31, 2009, were not included in the computations of diluted EPS because the exercise prices were greater than the average market price of our common stock during the respective periods or we had a net loss in the respective period.

Recently Issued Pronouncements

In October 2009, the FASB updated FASB Accounting Standards Codification (“ASC”) 605, Revenue Recognition (“ASC 605”) that amended the criteria for separating consideration in multiple-deliverable arrangements. The amendments establish a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third–party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. The amendments will eliminate the residual method of allocation and require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. The relative selling price method allocates any discount in the arrangement proportionally to each deliverable on the basis of each deliverable’s selling price. This update will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. We are currently evaluating the requirements of this update and have not yet determined the impact on our consolidated financial statements.

In June 2009, the FASB issued ASC 105, Generally Accepted Accounting Principles (“ASC 105”), (formerly SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles). ASC 105 establishes the FASB ASC as the single source of authoritative nongovernmental U.S. generally accepted accounting principles (“GAAP”). The standard is effective for interim and annual periods ending after September 15, 2009. The adoption of ASC 105 did not have a material impact on our financial statements.

In June 2009, the FASB issued accounting guidance contained within ASC 810, Consolidation (“ASC 810”), regarding the consolidation of variable interest entities (formerly SFAS No. 167, Amendments to FASB Interpretation No. 46(R)). ASC 810 is intended to improve financial reporting by providing additional guidance to companies involved with variable interest entities and by requiring additional disclosures about a company’s involvement in variable interest entities. This standard is effective for interim and annual periods beginning after November 15, 2009. The adoption of this standard is not expected to have a material impact on our financial statements.

In June 2009, the FASB issued ASC 860, Transfers and Servicing (“ASC 860”), (formerly SFAS No. 166, Accounting for Transfers of Financial Assets). ASC 860 requires more information about transfers of financial assets and where companies have continuing exposure to the risk related to transferred financial assets. It eliminates the concept of a qualifying special purpose entity, changes the requirements for derecognizing financial assets, and requires additional disclosure. This standard is effective for interim and annual periods beginning after November 15, 2009. We will adopt this standard on January 1, 2010. The adoption of this standard is not expected to have a material impact on our financial statements.

In May 2009, the FASB issued ASC 855, Subsequent Events (“ASC 855”), (formerly SFAS No. 165, Subsequent Events). ASC 855 should be applied to the accounting for and disclosure of subsequent events. This Statement does not apply to subsequent events or transactions that are within the scope of other applicable GAAP that provide different guidance on the accounting treatment for subsequent events or transactions. ASC 855 would apply to both interim financial statements and annual financial statements. The objective of ASC 855 is to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this Statement sets forth: 1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; 2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and, 3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. ASC 855 is effective for interim or annual financial periods ending after June 15, 2009. We adopted ASC 855 during the second quarter of 2009 and its application did not affect our consolidated financial position, results of operations, or cash flows. We evaluated subsequent events through the date the accompanying financial statements were issued.

In April 2009, the FASB issued ASC 825, Financial Instruments (“ASC 825”), (formerly FASB Staff Position 107-1, Interim Disclosures about Fair Value of Financial Instruments). ASC 825 requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This standard also requires those disclosures in summarized financial information at interim reporting periods beginning after March 15, 2009. The adoption of this ASC did not affect our consolidated financial position, results of operations, or cash flows.

In June 2008, the FASB issued ASC 260, Earnings Per Share (“ASC 260”), (formerly FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities). ASC 260 concluded that instruments containing rights to nonforfeitable dividends granted in share-based payment transactions are participating securities prior to vesting and, therefore, should be included in the earnings allocations in computing basic earnings per share (EPS) under the two-class method. This ASC is effective for financial statements issued for fiscal years beginning after December 15, 2008, with prior period retrospective application. Our adoption of this ASC on January 1, 2009 had no material impact on our consolidated financial statements.

In April 2008, the FASB issued ASC 350-30, General Intangibles Other Than Goodwill (“ASC 350-30”), (formerly FSP No. 142-3, Determination of the Useful Life of Intangible Assets). ASC 350-30 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. ASC 350-30 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The adoption of ASC 350-30 did not have a material impact on our financial position or results of operations.

In December 2007, the FASB issued ASC 805, Business Combinations (“ASC 805”), (formerly SFAS 141R, Business Combinations). ASC 805 will significantly change current practices regarding business combinations. Among the more significant changes, ASC 805 expands the definition of a business and a business combination; requires the acquirer to recognize the assets acquired, liabilities assumed and noncontrolling interests (including goodwill), measured at fair value at the acquisition date; requires acquisition-related expenses and restructuring costs to be recognized separately from the business combination; and requires in-process research and development to be capitalized at fair value as an indefinite-lived intangible asset. ASC 805 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The impact of adopting ASC 805 will continue to be dependent on the future business combinations that we may pursue after its effective date. In 2009, we expensed approximately $2.4 million, of transaction costs related to acquisitions.

In December 2007, the FASB issued accounting guidance contained within ASC 810, Consolidation (“ASC 810-10-65”), (formerly SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements) regarding noncontrolling interests. ASC 810-10-65 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The adoption of ASC 810-10-65 revised our presentation of consolidated financial statements and further impact will continue to be dependent on our future changes in ownership in subsidiaries after the effective date.

C. GOODWILL AND OTHER INTANGIBLE ASSETS

We adopted ASC 350, Goodwill and Other Intangible Assets (“ASC 350”), (formerly, SFAS No. 142 Goodwill and Other Intangible Assets) effective January 1, 2002. Under this standard, we no longer amortize goodwill and indefinite life intangible assets, but those assets are subject to annual impairment tests.

The net carrying value of goodwill as of December 31, 2009 is comprised of the following:

(in thousands)	Total
Balance, December 31, 2008	$93,620
Additions	9,662
Deletions	—
Impairments	—

Balance, December 31, 2009	$103,282

We record as goodwill the excess of the purchase price over the fair value of the net assets associated with acquired businesses. Goodwill and intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment at least annually. Intangible assets with definite useful lives are amortized over their respective estimated useful lives to their estimated residual values. As of December 31, 2009, we have two reporting units, urology services and anatomical pathology services. We test for impairment of goodwill at least annually, during the fourth quarter, at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. The fair values are estimated using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. Because we have recognized goodwill based only on our controlling interest, the fair value also relates only to our controlling interest.

If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

Our discounted cash flow projections for each reporting unit were based on five-year financial forecasts. The five-year forecasts and all amounts and assumptions used in preparing the financial forecasts were based on annual financial forecasts developed internally by management for use in managing our business. Our independent valuation firm utilized this information to assist us in calculating the fair value of the company. For our December 31, 2009 forecast, the significant assumptions of these five-year forecasts included annual revenue growth rates ranging from 3.5% to 8.2% and from 5.0% to 116% for the urology services and anatomical pathology reporting units, respectively. The future cash flows were discounted to present value using a mid-year convention and a discount rate of 13% for the urology services and 15.0% for the anatomical pathology reporting unit. Terminal values for the reporting units were calculated using a Gordon growth methodology with a long-term growth rate of 3.0% for the urology services reporting unit and 4.0% for the anatomical pathology reporting unit. The future terminal values of the urology services and anatomical pathology reporting units were $253 million and $39 million respectively at December 31, 2009.

The significant assumptions used in determining fair values of reporting units using comparable company market values include the determination of appropriate market comparables, the estimated multiples of revenue, EBIT, and EBITDA, and the estimated control premium a willing buyer is likely to pay.

As of December 31, 2009, we had $4 million in indefinite life intangible assets related to the HealthTronics brand name. Other intangible assets as of December 31, 2009, subject to amortization expense, are comprised of the following (in thousands):

	Weighted Average Life (years)	Gross Carrying Amount	Accumulated Amortization	Net
December 31, 2009
Finite life intangibles:
IGRT services contract	20.0	$35,245	$2,195	$33,050
Endocare brand name, patents, and other	12.8	10,845	391	10,454
Non-compete agreements, hospital contracts, and patents	2.1	3,914	2,425	1,489

Total		$50,004	$5,011	$44,993

Amortization expense for other intangible assets with finite lives was $2,866,000 for the year ended December 31, 2009. We estimate annual amortization expense for each of the five succeeding fiscal years as follows (in thousands):

Year	Amount
2010	$3,410
2011	3,116
2012	2,913
2013	2,770
2014	2,742
Thereafter	30,042

D. ACQUISITIONS

On July 27, 2009, we completed our acquisition of Endocare, pursuant to the Agreement and Plan of Merger (“Merger Agreement”), dated as of June 7, 2009, among us, HT Acquisition, Inc., a wholly-owned subsidiary of ours, and Endocare. Endocare is a medical device company focused on developing, manufacturing and selling cryoablation products which have the potential to assist physicians in improving and extending life by use in the treatment of cancer and other tumors. In accordance with the terms and conditions of the Merger Agreement, Endocare shareholders had the option to receive the following consideration for each share of Endocare common stock they owned: (i) $1.35 in cash, without interest, or (ii) 0.7764 of a share of our common stock, in each case subject to proration. The aggregate amount of cash paid was approximately $4.2 million and the aggregate number of shares of our common stock issued was approximately 7.3 million shares. Based upon our allocation of the purchase price, we recognized $6.8 million of goodwill related to this transaction, none of which is tax deductible.

Endocare’s revenues from the date the acquisition closed to December 31, 2009 were $7.4 million. Endocare had a pre-tax loss of $1 million for the same period. As a result of the acquisition, we recognized the following assets and liabilities:

(in thousands)	Endocare
Current assets	$14,447
Property and equipment	1,506
Intangible assets	11,161
Goodwill	6,751
Other noncurrent assets	72

Total assets acquired	33,937

Current liabilities	16,630
Long-term liabilities	93

Total liabilities assumed	16,723

Net assets acquired	$17,214

The factors contributing to the recognition of goodwill are based upon several strategic and synergistic benefits that are expected to be realized from the combination of HealthTronics and Endocare. These benefits include the expectation that HealthTronics’ complementary products and technologies will broaden the urology platform and increase prominence in the urology market and increase HealthTronics’ position as a leading provider of urology services. HealthTronics also expects to realize substantial synergies and operating efficiencies. The combination should enable the combined company to operate on a more cost efficient and effective basis with anticipated cost reductions in administration, facilities, and services. The acquisition provides HealthTronics broader coverage within the United States, as well as increased scale and scope for further expanding operations through product development and complementary strategic transactions.

On September 25, 2009, we acquired US Surgical Services, LLC (“US Surgical”) for $400,000 in cash and an earn-out provision pursuant to which we could issue up to $1,350,000 in shares of our common stock. The actual number of shares issued, if any, cannot be determined until it is determined whether the earn-out provision requirements are met. Randy Wheelock, who is the brother of Argil Wheelock, one of the members of our Board of Directors, was one of the two 50% owners of US Surgical. Thus, in exchange for his 50% ownership interest in US Surgical, Randy

Wheelock was paid $200,000 in cash and will be entitled to 50% of any earn-out consideration paid. In addition, in connection with this acquisition, we entered into a consulting agreement with Randy Wheelock pursuant to which he will provide consulting services to us for 15 months following closing in exchange for a payment of $10,000 per month. Based on our allocation of the purchase price, we recognized $1,750,000 of goodwill related to this transaction, all of which is tax deductible.

On September 30, 2009, we acquired INnMED, LLC (“INnMED”) for $784,000. INnMED is a company that provides cryoablation-related services to urologists and cryosurgical partnerships. Based upon our allocation of the purchase price, we recognized $350,000 of goodwill related to this transaction, all of which is tax deductible.

Our unaudited proforma combined income data for the year ended December 31, 2009, assuming the acquisitions were effective January 1, is as follows:

($ in thousands, except per share data)	2009
Total revenues	$197,797
Total expenses	207,853

Net loss attributable to HealthTronics, Inc.	$(10,056)

Diluted earnings per share	$(0.22)

E. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of our significant financial instruments as of December 31, 2009 are as follows:

( $ in thousands)	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$8,412	$8,412
Warrants/Common Stock	—	—

Financial liabilities:
Debt	$48,519	$48,519
Other long-term obligations	3,373	3,305

The following methods and assumptions were used by us in estimating our fair value disclosures for financial instruments.

Cash and Cash Equivalents

The carrying amounts for cash and cash equivalents approximate fair value because they mature in less than 90 days and do not present unanticipated credit concerns.

Debt

The carrying amount of our debt approximates fair value because it has a floating interest rate which reflects market changes in interest rates and contains variable interest premiums based on certain debt compliance ratios.

Other Long-Term Obligations

At December 31, 2009, we had $1,569,000 in long term deferred rent related to leaseholds at our new corporate office space in Austin, Texas. We are amortizing this deferred rent at a rate of $22,569 per month. At December 31, 2009, we had a long term obligation totaling $328,000 for restructuring costs related to the vacating of a leased property. Lease payments, net of the projected sublease income, totaling approximately $560,000 will continue until February 2013. At December 31, 2009, we had a long-term obligation of $1,350,000 representing our best estimate of an earn-out payment due in January of 2011 relating to an acquisition. At December 31, 2009, we had a long term obligation of $126,000 related to payments of $10,534 a month until December 2011 as consideration for a noncompetition agreement with a previous employee of our Endocare division. Leases have been recorded at fair value. We estimated the fair value of our long term obligations based on discounted cash flows, which is a level three analysis.

Warrants

In November, 2006, we announced our decision to discontinue our involvement in the clinical trials of the Ablatherm device manufactured by EDAP TMS S.A. (EDAP). This decision results in our forfeiting the exclusive rights to distribute such device in the United States, when and if a Pre-Market Approval of such device is granted by the FDA and forfeits our rights to vest in additional warrants to EDAP common stock. During 2007, we exercised these warrants and in the third quarter of 2009 we sold these shares. The stock had been valued based on a quoted market price, which was a level one analysis.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Fair value estimates are based on existing balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the aforementioned estimates.

F. ACCRUED EXPENSES

Accrued expenses consist of the following:

($ in thousands)	December 31, 2009
Accrued group insurance costs	$421
Compensation and payroll related expense	7,120
Accrued interest	152
Accrued taxes	1,024
Accrued professional fees	246
Unearned revenues	1,213
Deferred rent	226
Accrued distributions	109
Other	2,619

$13,130

G. INDEBTEDNESS

Long-term debt is as follows:

($ in thousands) Interest Rates	Maturities	December 31, 2009
Floating	2009-2012	$44,591
4%-9%	2009-2012	3,928

		$48,519
Less current portion of long-term debt		2,556

		$45,963

Senior Credit Facility

In March 2005, we refinanced our then existing revolving credit facility with a $175 million senior credit facility comprised of a five year $50 million revolver due in March 2010 and a $125 million senior secured term loan B (“term loan B”), due 2011. This loan bore interest at a variable rate equal to LIBOR + 1.25 to 2.25% or prime + .25 to 1.25%. We repaid the term loan B in July of 2006 in full. In April of 2008, we increased the revolving line of credit from $50 million to $60 million. In December 2009, we amended and restated our senior credit facility.

The amended and restated credit agreement extended the maturity date of the revolver to December 31, 2012, increased the borrowing rate, eliminated the interest coverage ratio covenant and replaced it with a fixed charge coverage ratio covenant, increased the dollar limit on stock repurchases by us from $10 million to $20 million (but making repurchases subject to our maintaining a total leverage ratio of 2.00 to 1.00), and other minor amendments. Except as described above, the terms of our original senior credit facility remain in effect under the amended and restated credit agreement.

As of December 31, 2009, we have drawn $44 million on the revolver. Our senior credit facility contains covenants that, among other things, limit our ability to incur debt, create liens, make investments, sell assets, pay dividends, make capital expenditures, make restricted payments, enter into transactions with affiliates, and make acquisitions. In addition, our facility requires us to maintain certain financial ratios. Our assets and the stock of our subsidiaries collateralize the revolving credit facility. We were in compliance with the covenants under our senior credit facility as of December 31, 2009.

Other long term debt

As of December 31, 2009, we had notes totaling $4.5 million related to equipment purchased by our limited partnerships, which indebtedness we believe will be repaid from the cash flows of the partnerships. They bear interest at either a fixed rate of four to nine percent or LIBOR or prime plus a certain premium and are due over the next four years.

The stated principal repayments for all indebtedness as of December 31, 2009 are payable as follows (in thousands):

Year	Amount
2010	$2,556
2011	1,106
2012	44,336
2013	81
2014	55
Thereafter	385

H. COMMITMENTS AND CONTINGENCIES

We are involved in various claims and legal actions that have arisen in the ordinary course of business. Management believes that any liabilities arising from these actions will not have a material adverse effect on our financial condition, results of operations or cash flows.

We sponsor a partially self-insured group medical insurance plan. The plan is designed to provide a specified level of coverage, with stop-loss coverage provided by a commercial insurer. Our maximum claim exposure is limited to $110,000 per person per policy year. At December 31, 2009, we had 350 employees enrolled in the plan. The plan provides non-contributory coverage for employees and contributory coverage for dependents. Our contributions totaled $3,722,000 in 2009.

We lease office space in several locations. Rent expense totaled $2,714,000 for the year ended December 31, 2009. Future annual rent expense under all noncancelable operating leases are as follows:

($ in thousands) Year	Amount
2010	$2,785
2011	2,327
2012	2,080
2013	1,129
2014	849
Thereafter	480

I. STOCK BASED COMPENSATION

On January 1, 2006, we adopted ASC 718, Stock Compensation (“ASC 718”), (formerly SFAS 123(R), Share-Based Payment ), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including stock option grants based on estimated fair values. ASC 718 requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the award’s portion that is ultimately expected to vest is recognized as expense over the requisite service periods. Prior to the adoption of ASC 718, we accounted for share-based awards to employees and directors using the intrinsic valued method. Under the intrinsic value method, share-based compensation expense was only recognized by us if the exercise price of the stock option was less than the fair market value of the underlying stock at the date of grant. We have elected to use the modified prospective application method such that ASC 718 applies to new awards, the unvested portion of existing awards and to awards modified, repurchased or canceled after the effective date.

Under ASC 718, nonvested stock awards are awards that the employee has not yet earned the right to sell, and are subject to forfeiture if the terms of service are not satisfied. These awards should be measured based on the market prices of otherwise identical (i.e., identical except for the vesting condition) common stock at the grant date. A nonvested equity share awarded to an employee shall be measured at its fair value as if it were vested and issued on the grant date. The vesting restrictions are taken into account by recognizing compensation cost only for awards for which the employee has rendered the requisite service (i.e., vested).

Share-based compensation expense recognized during the year ended December 31, 2009 is related to awards granted prior to, but not yet fully vested as of, January 1, 2006 and awards granted subsequent to December 31, 2005. We have historically and continue to estimate the fair value of stock options using the Black-Scholes-Merton (“Black Scholes”)

option-pricing model. For our performance-based non-vested stock awards, we relied upon a closed-form barrier option valuation model, which is a derivation of the Black Scholes model to determine the fair value of the awards and utilized a lattice model to analyze the appropriate service period. For our service-based non-vested stock awards, fair value is based on the fair value at the grant date.

Equity Incentive Plans

At December 31, 2009, we had seven separate equity compensation plans: the Prime Medical Services, Inc. (“Prime”) 1993 and 2003 stock option plans, the HealthTronics Surgical Services, Inc. (“HSS”) general, 2000, 2001 and 2002 stock option plans, and the HSS 2004 equity incentive plan. The plans, and all amendments thereto, had been approved by Prime’s and HSS’ shareholders, as the case may be. On November 10, 2004, Prime completed a merger with HSS pursuant to which Prime merged with and into HSS with HealthTronics, Inc. as the surviving corporation. Options granted under the plans shall terminate no later than ten years from the date the option is granted, unless the option terminates sooner by reason of termination of employment, disability or death. Options may vest immediately or over one to five years.

The following table sets forth certain information as of December 31, 2009 about our equity compensation plans:

	(a)	(b)	(c)
Plan Category	Number of shares of our common stock to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of shares of our common stock remaining available for future issuance under equity compensation plans (exceeding securities reflected in column (a))
Prime 1993 stock option plan	65,666	$7.79	—

Prime 2003 stock option plan	69,000	$5.61	—

HSS equity incentive plan and stock option plans	2,653,283	$5.93	1,776,237

Other equity compensation plans approved by our security holders	N/A	N/A	N/A

To calculate the compensation cost that was recognized under ASC 718 for the year ended December 31, 2009, we used the Black-Scholes option-pricing model with the following weighted-average assumptions for equity awards granted. For December 31, 2009 : risk-free interest rates were 0.65%, dividend yields were 0%; volatility factors of the expected market price of our common stock were 65%; and a weighted-average expected life of the option of 6 years.

The risk-free interest rate is based on the implied yield available on U.S. Treasury issues with an equivalent expected term. We have not paid dividends in the past and do not plan to pay any dividends in the future. We utilized the guidelines of Staff Accounting Bulletin No. 107 (SAB 107) of the Securities and Exchange Commission, (the SEC Staff’s interpretation of ASC 718) relative to “plain vanilla” options in determining the expected term of option grants. SAB 107 permits the expected term of “plain vanilla” options to be calculated as the average of the option’s vesting term and contractual period. This simplified method is based on the vesting period and the contractual term for each grant or for each vesting tranche for awards with graded vesting. The mid-point between the vesting date and the expiration date is used as the expected term under this method. We have used this method in determining the expected term of all options granted after December 31, 2005. We have determined volatility using historical stock prices over a period consistent with the expected term of the option. We recognize compensation cost for awards with graded vesting on a straight-line basis over the requisite service period for the entire award. The amount of compensation expense recognized at any date is at least equal to the portion of the grant date value of the award that is vested at that date.

As of December 31, 2009, total unrecognized share-based compensation cost related to unvested stock options was approximately $1.2 million, which is expected to be recognized over a weighted average period of approximately 2.0 years. We also had $2.2 million of unrecognized compensation costs related to non-vested stock awards as of December 31, 2009, which is expected to be recognized over a weighted average period of approximately 1.5 years. For the years ended December 31, 2009, we have included approximately $3,000,000 for share-based compensation cost in the accompanying consolidated statement of income.

In 2009, we granted a total of 619,733 of non-vested shares under our 2004 Equity Incentive Plan. 386,975 shares vest 25% on each of the first four anniversaries of the grant date. 151,293 shares vest based on the achievement of the performance targets outlined below. 81,465 shares vest 25% on each of the first four anniversaries of the grant date; however, their vesting can be accelerated if the following performance targets are reached. All of the shares granted in 2009 that vest per the performance targets below have a two year service requirement regardless of the performance targets being met. In 2009, 43,987 shares were issued to board members for board related fees.

In 2008, we granted a total of 1,896,592 of non-vested shares under our 2004 Equity Incentive Plan. 170,449 shares vest 25% on each of the first four anniversaries of the grant date. 1,121,993 shares vest based on the achievement of the performance targets outlined below. 604,150 shares vest 25% on each of the first four anniversaries of the grant date; however, their vesting can be accelerated if the following performance targets are reached. 735,136 of the shares that vest per the performance targets below have a two year service requirement regardless of the performance targets being met.

Percent of Grant Vesting	Performance Target (% increase over grant price)
25%	15%
25%	30%
25%	45%
25%	60%

On May 5, 2008, the first performance target related to one of the grants was met and as a result 92,862 of the non-vested stock awards vested, which resulted in the recognition of approximately $307,000 in share based compensation cost. On August 25, 2008, the second performance target was met resulting in the vesting of an additional 92,862 shares and the recognition of approximately $118,000 in share based compensation cost.

Activity and pricing information regarding all stock options to purchase shares of our common stock are summarized as follows:

	2009
	Options (000)	Weighted Average Exercise Price
Outstanding at beginning of year	2,559	$7.03
Granted	650	2.44
Exercised	—	—
Cancelled	(387)	7.26
Forfeited	(34)	3.98

Outstanding at end of year	2,788	$5.97

Exercisable at end of year	2,029	$7.04
Weighted-average fair value of options granted during the period	$1.45

During the year ended December 31, 2009, there were no exercises of options to purchase common stock and the total fair value of shares vested during 2009 was $793,000.

During the year ended December 31, 2009, there was no financing cash generated from share-based compensation arrangements for the purchase of shares upon exercise of options. We issue new shares upon exercise of options to purchase our common stock.

Additional information regarding options outstanding for all plans as of December 31, 2009, is as follows:

	Outstanding Options			Exercisable Options
Range of Exercise Prices	Options (000)	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Options (000)	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price

$0.00 - $4.24	633	9.9 years	$2.44	—	N/A	$—
$4.25 - $6.49	254	5.2 years	5.87	209	4.8 years	5.94
$6.50 - $6.99	1,242	4.7 years	6.64	1,185	4.6 years	6.64
$7.00 - $7.50	355	5.7 years	7.38	331	5.7 years	7.39
$7.51 - $9.50	140	4.1 years	7.85	140	4.1 years	7.85
$9.51 - $13.69	164	3.3 years	9 .93	164	3.3 years	9 .93

	2,788		$5.97	2,029		$7.04

Aggregate intrinsic value (in thousands)	$127			$—

The aggregate intrinsic value in the table above is based on our closing stock price of $2.64 per share as of December 31, 2009.

A summary of the status of our nonvested shares as of December 31, 2009 and changes during the year ended December 31, 2009 is as follows:

Nonvested Shares	Shares (000)	Weighted-Average Grant-Date Fair Value
Nonvested at December 31, 2008	1,750	$2.55
Granted	619	1.93
Vested	(278)	2.50
Forfeited	(50)	3.34

Nonvested at December 31, 2009	2,041	$2.34

J. INCOME TAXES

We file a consolidated tax return with our wholly-owned subsidiaries and also own varying interests in numerous partnerships. A substantial portion of consolidated book income from continuing operations before provision for income taxes and noncontrolling interest is not taxed at the corporate level as it represents income attributable to other partners who are responsible for the tax on that income. Accordingly, only the portion of income from these partnerships attributable to our ownership interests is included in taxable income in the consolidated tax return and financial statements.

Income tax expense (benefit) consists of the following:

($ in thousands)	Year Ended December 31, 2009
Federal:
Current	$—
Deferred	2,803
State:
Current	190
Deferred	(193)
Foreign
Current	—
Deferred	37

$2,837

A reconciliation between the statutory rate and the effective tax rate on income from operations for the year ended December 31, 2009 is as follows:

Year Ended December 31, 2009
Statutory rate	35.0%
Foreign jurisdiction statutory income tax rate	0.1%
State taxes, net of federal tax effect	—
Change in valuation allowance	5.1%
Goodwill impairment	—
Other	0.5%

Effective tax rate (excluding noncontrolling interests)	40.7%
(Income) Loss attributable to noncontrolling interests	(35.5)%

5.2%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

($ in thousands)	December 31, 2009
Deferred tax assets:
Net operating loss carryforward	$44,804
Capital loss carryforward	180
Allowance for bad debts	21
State deferred taxes	3,826
FAS 123(R) expense	1,771
AMT Credit	789
HTRN acquired built-in losses	2,787
Capitalized costs	4,536
Accrued expenses deductible for tax purposes when paid	1,591

Total gross deferred tax assets	60,305
Less valuation allowance	(54,275)

Net deferred tax assets	6,030

Deferred tax liabilities:
Property and equipment, principally due to differences in depreciation	(2,982)
Intangible assets, principally due to differences in amortization periods for tax purposes	(9,050)

Total gross deferred tax liability	(12,032)

Net deferred tax liability	$(6,002)

In assessing the realizablity of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversals of deferred tax liabilities (including the impact of available carry back and carry forward periods), projected future taxable income and tax planning strategies in making this assessment. In the fourth quarter of 2008, primarily as a result of a goodwill impairment charge, the Company incurred a cumulative book loss for the most recent three year period. Management considers a cumulative loss for the most recent three year period to be a negative indicator as to the realizability of deferred tax assets based upon future taxable income. In 2009, the Company continued to have a cumulative book loss for the most recent three year period. Based on these criteria, management believes it will not realize the benefits of these deductible differences; accordingly, we have recorded a full valuation allowance at December 31, 2009 and 2008.

At December 31, 2009, we have federal net operating loss carry forwards of $112,245,000, which are available to offset future taxable income, if any, through 2029. These federal net operating losses are a combination of losses that we acquired through the acquisition of other companies and through our own operations. In addition, we have an alternative minimum tax credit carry forward at December 31, 2009 of $511,000, which is available to offset future federal regular income taxes, if any, over an indefinite period. We also have state net operating loss carry forwards that are available to offset future state taxable income, if any.

In 2009, we acquired Endocare, Inc. As a part of the acquisition, we acquired Endocare’s federal net operating loss of $145 million. Due to the change in ownership, our utilization of the net operating loss is limited under Section 382 of the Internal Revenue Code. When applying the Section 382 limits, our utilization of Endocare’s net operating loss is limited to $771,000 per year through 2029.

In 2004, we acquired HealthTronics Surgical Services, Inc. (HealthTronics). As a part of the acquisition, we acquired HealthTronics’ federal net operating losses and other built-in losses. At December 31, 2009, the federal net operating losses and other built-in losses were $20.6 million and $7.7 million, respectively. Due to the change in ownership in 2004, our utilization of the net operating loss and other built-in losses were limited under Section 382 of the Internal Revenue Code. When applying the Section 382 limits, our utilization of HealthTronics’ net operating losses is limited to $2,014,500 per year through 2027.

The federal net operating losses that we have generated through our own operations total $91.4 million. These net operating losses are available to offset future taxable income, if any, through 2029.

Effective January 1, 2007, we adopted ASC 740-10, Accounting for Uncertainty in Income Taxes (“ASC 740-10”), (formerly FIN No. 48 Accounting for Uncertainty in Income Taxes). ASC 740-10 specifies the way public companies are to account for uncertainties in income tax reporting, and prescribes a methodology for recognizing, reversing, and measuring the tax benefits of a tax position taken, or expected to be taken, in a tax return.

There were no unrecognized tax benefits at December 31, 2009 or 2008.

Our continuing practice is to recognize interest and penalty expense in operating expenses. We expensed no penalties and interest for the year ended December 31, 2009. Our federal returns for 2007, 2008 and 2009 are subject to examination by the Internal Revenue Service. Additionally, various state income tax returns are subject to examinations for years 2006, 2007, 2008, and 2009.

Deferred taxes are not provided on undistributed earnings of foreign subsidiaries because such earnings are expected to be indefinitely reinvested outside the United States. If these amounts were not considered permanently reinvested, a cumulative deferred tax liability approximating $50,000 would be provided for in 2009.

K. SEGMENT REPORTING

As of the first quarter of 2009, we do not have any operating segments, except our Urology Services operations, that meet the quantitative requirements of ASC 280, Segment Reporting (“ASC 280”), (formerly Statement of Financial Accounting Standards (“SFAS”) 131, Disclosures about Segments of an Enterprise and Related Information ).

L. DISCONTINUED OPERATIONS

As part of the merger between Prime and HSS in November 2004, HSS had a minority owned Swiss subsidiary, HMT Holding AG (“HMT”), which was in a net liability position at the date of acquisition. In December 2004, we decided to no longer fund the operations of HMT as part of our plan to rationalize its acquired manufacturing activities. Also in December 2004, the directors of HMT received a letter from their external auditors informing them HMT was over-indebted. Based on this action, the directors had a statutory obligation to initiate insolvency proceedings and in January 2005 filed for relief under Swiss insolvency laws. We deconsolidated the operations of HMT in December 2004.

We purchased debt of HMT AG in the first quarter of 2005. We paid $1.3 million and incurred certain contingent obligations in the amount of $350,000 in return for assignment of a $5.1 million claim against HMT AG held by a foreign bank. In addition to the claim, we also received an assignment from the bank of a pledge of HMT AG’s accounts receivable that secured the $5.1 million claim. Through December 31, 2009, we had recovered approximately $2.8 million. Any additional recoveries in the future will be recorded as income when received.

K. VARIABLE INTEREST ENTITIES

We have determined that one of our consolidated partnerships, acquired in the HSS merger and in which we have a 20% interest, has certain related party relationships with two Variable Interest Entities (VIE), and in accordance with ASC 810, has consolidated those entities. As a result of consolidating the VIEs, of which the partnership is the primary beneficiary, we have recognized noncontrolling interest of approximately $800,000 on our consolidated balance sheets at December 31, 2009, which represents the difference between the assets and the liabilities recorded upon the consolidation of the VIEs. The liabilities recognized as a result of consolidating the VIEs do not represent additional claims on our general assets. Rather, they represent claims against the specific assets of the consolidated VIEs. Conversely, assets recognized as a result of consolidating these VIEs do not represent additional assets that could be used to satisfy claims against our general assets. Reflected on our consolidated balance sheet as of December 31, 2009 are $4.3 million of VIE assets, representing all of the assets of the VIEs. The VIEs assist the partnership in providing urological services, minimally invasive prostate treatments, and other services in the Greater New York metropolitan area.